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                         CONSENT OF INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) of Triathlon Broadcasting Company and related Prospectus, to be filed on or about February 6, 1997, and to the incorporation by reference therein of our report dated April 16, 1996 (except for Note 12 as to which the date is July 3, 1996), with respect to the financial statements of KFAB-AM, KGOR-FM and Business Music Service (Divisions of Henry Broadcasting Company) for the years ended December 31, 1995 and 1994.



/s/ Miller, Kaplan, Arase & Co.
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MILLER, KAPLAN, ARASE & CO.
North Hollywood, California

February 6, 1997